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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 4 to Registration Statement No. 33-88799 of Infonet Services Corporation of our report dated June 14, 1999 (November 19, 1999 as to Note 16 and December 15, 1999 as to the last paragraph of Note 17) appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated June 14, 1999 (November 19, 1999 as to Note 16 and December 15, 1999 as to the last paragraph of Note 17), relating to the financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Los Angeles, California

December 15, 1999